                                                                       Exhibit 2




                                                                  Conformed Copy

- --------------------------------------------------------------------------------


                            ASSET PURCHASE AGREEMENT

                                     among

                             CAMPBELL SOUP COMPANY,


                                PACE FOODS, LTD.

                                      and

                           CHRISTOPHER GOLDSBURY, JR.

                             Dated January 30, 1995



- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                                               PAGE
RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 1  SALE AND PURCHASE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Sale and Purchase of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.3     Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.4     Retained Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.5     Assets of Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 2  CLOSING; PAYMENT OF PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.1     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.2     Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.3     Purchase Price and Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.4     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PACE AND HOLDER  . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.1     Existence; Good Standing; Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.2     Authorization, Validity and Effect of Agreements . . . . . . . . . . . . . . . . . . . . . . .   9
         3.3     Other Interests; Ownership; Predecessors . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.4     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.7     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.8     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.9     Certain Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.10    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.11    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.12    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.13    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.14    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.15    Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.16    Insurance and Insurance Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.17    Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.18    Patents, Trademarks, Copyrights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.19    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.20    Compensation Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.21    Product Recalls; Market Research . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.22    Trade Promotion Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.23    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.24    Accounts Receivable; Marketable Securities . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.25    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.1     Existence; Good Standing; Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.2     Authorization; Validity and Effect of Agreements . . . . . . . . . . . . . . . . . . . . . . .  34
         4.3     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 5  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         5.1     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         5.2     Filings; Other Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.3     Inspection of Records and Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.4     Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.5     Further Action; Certain Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.6     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.7     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.8     Non-Competition, Non-Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.9     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.10    Tax Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.11    Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         5.12    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         5.13    Bank Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         5.14    Environmental Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         5.15    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         5.16    Name Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

ARTICLE 6  CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.1     Conditions to Each Party's Obligation to Effect the Transactions Contemplated Hereby . . . . .  51
         6.2     Conditions to Obligation of Pace and Holder to Effect the Transactions Contemplated Hereby . .  51
         6.3     Conditions to Obligation of the Buyer to Effect the Transactions Contemplated Hereby . . . . .  52

ARTICLE 7  TERMINATION; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.1     Termination by Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.2     Termination by Either the Buyer or Holder  . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.3     Termination by Holder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         7.4     Termination by the Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         7.5     Effect of Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         7.6     Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         7.7     Indemnification by Holder and Pace . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         7.8     Buyer's Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         7.9     General Third Party Claim Indemnification Procedures . . . . . . . . . . . . . . . . . . . . .  57
         7.10    Deductible; Limits on Certain Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .  59
         7.11    Pace Family Lawsuits Indemnification Procedures  . . . . . . . . . . . . . . . . . . . . . . .  61

ARTICLE 8  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8.1     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8.3     Assignment; Binding Effect; Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8.4     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         8.5     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         8.6     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         8.7     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         8.8     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         8.9     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         8.10    Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         8.11    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         8.12    Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         8.13    Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         8.14    Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         8.15    Post Closing Use of Colorado Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

         8.16    Bulk Sales Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         8.17    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         8.18    Prior Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68



[For purposes of this Current Report on Form 8-K, the following schedules have been omitted but will be supplied to the Securities and Exchange Commission upon request:
                EXHIBIT 3.6     Pace Officers
                EXHIBIT 5.7A    Form of Severance Agreement
                EXHIBIT 5.7B    Form of Special Severance Protection Plan


A separate Disclosure Letter was also executed by the parties on January 30, 1995 and will be supplied to the Securities and Exchange Commission upon request.]

                            ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT (this "Agreement"), dated January 30, 1995, among Campbell Soup Company, a New Jersey corporation (the "Buyer"), Pace Foods, Ltd., a Texas limited partnership ("Pace"), and Christopher Goldsbury, Jr. ("Holder").

                                    RECITALS

          Holder is the owner of 100% of the outstanding shares of capital stock of C.A.G. Management, Inc., a Delaware corporation ("Management"), and C.A.G. Holding, Inc., a Delaware corporation ("Holding" and, collectively with Management, the "Companies"). The Companies together own 100% of the outstanding partnership interests in Pace.

          Pace desires to sell to the Buyer, and the Buyer desires to buy from Pace, substantially all of the assets, properties and business of Pace and, in connection therewith, the Buyer is willing to assume certain liabilities and obligations of Pace.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                          SALE AND PURCHASE OF ASSETS

                 1.1 Sale and Purchase of Assets. At the Closing (as defined in Section 2.1), on the terms and subject to the conditions set forth in this Agreement, and subject to the exclusions set forth in Section 1.2, Pace shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase and acquire from Pace, free and clear of all liens, claims, charges and encumbrances whatsoever (collectively, "Liens") except "Permitted Liens" (as hereinafter defined), all of Pace's right, title and interest in and to all of its properties and business as a going concern and good will and assets of every kind, nature and description, as the same may exist at the time of the Closing, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, (collectively, the "Assets"), including, without limitation, the following:

                         (a)     All real property owned or leased by Pace,
including, without limitation, the Retained Properties (as defined in Section 3.19) and (i) all buildings, facilities and other structures and improvements thereon, (ii) all rights, privileges, hereditaments and appurtenances appertaining thereto or to any of such buildings, facilities or other structures or improvements, and (iii) to the extent constituting real property under applicable law, all fixtures, installations, equipment and other property attached thereto or located thereon;

                         (b)     All inventories of raw materials, work in
process and finished goods;

                         (c)     All other tangible assets, including vehicles,
furniture, supplies, office equipment, computer hardware and other personal property;

                         (d)     All rights and benefits under purchase
contracts, sales contracts and other contracts or agreements, whether written or oral, including, without limitation, those listed on Schedule 3.14 of the disclosure letter delivered by Holder to the Buyer at or prior to the execution hereof (the "Pace Disclosure Letter");

                         (e)     All licenses, permits, authorizations,
franchises and other approvals from any domestic (federal, state or local) or foreign governmental, public or self-regulatory body or authority;

                         (f)     All sales and promotional literature and all
books, records, files and data in each case however evidenced (including, without limitation, by computer disk or tape);

                         (g)     All United States and foreign patents, patent
applications, trademarks, trademark applications, copyrights, trade names, trade rights, whether or not registered, inventions, discoveries, improvements, designs, logos, patterns, processes, formulae, computer software and systems applications, trade secrets, property rights and data, items and know-how, whether patentable or not (including, without limitation, the items listed on Schedule 3.18 of the Pace Disclosure Letter);

                         (h)     All prepayments and prepaid expenses;

                         (i)     All claims, causes of action, choses in
action, rights of recovery and setoff rights of any kind;

                         (j)     All cash, including cash deposits and cash
collateral, marketable securities and other cash equivalents;

                         (k)     All accounts, notes and other receivables and
all claims arising therefrom, together with any interest accrued thereon;

                         (l)     All bank accounts, lockboxes and safe deposit
boxes;

                         (m)     All rights under insurance policies; and

                         (n)     All goodwill and going concern value
associated with the business conducted by Pace.

                 1.2     Excluded Assets.  Notwithstanding anything in Section
1.1 to the contrary, the Assets do not include the assets set forth on Schedule
1.2 of the Pace Disclosure Letter (collectively, the "Excluded Assets").

                 1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall by an appropriate instrument of assumption to be executed and delivered at Closing and to be in form and substance reasonably satisfactory to the Buyer and Pace (the "Assumption Agreement"), assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, any liability or obligation of Pace arising out of or relating to the Assets, or the business conducted by Pace and its predecessors prior to the Closing, or the ownership or operation by Pace and its predecessors of the Assets, of whatever kind or nature, whether contingent or absolute, whether arising prior to or on or after, and whether determined or indeterminable on, the Closing

Date, and whether or not specifically referred to in this Agreement, excepting only the Retained Liabilities (as defined in Section 1.4) (such liabilities and obligations, except for the Retained Liabilities, being collectively referred to as the "Assumed Liabilities"). Except with respect to the Assumed Liabilities, the Buyer does not hereby and shall not assume any liabilities or obligations of Pace, and Pace agrees to pay and satisfy any liabilities and obligations of Pace and its predecessors not assumed by the Buyer. It is not the intention of either the Buyer or Pace that the assumption by the Buyer of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained in this Agreement shall prevent the Buyer from contesting any of the Assumed Liabilities with any third party obligee.

                 1.4 Retained Liabilities. Notwithstanding anything contained herein to the contrary, the Buyer shall not assume or have any liability or responsibility for any of the following liabilities and obligations or any liabilities or obligations arising out of or relating to any of the following matters, whether arising before or after the Closing (collectively, the "Retained Liabilities"):

                         (a)     any liability or obligation arising out of or
relating to any business or product line formerly owned or operated by Pace or any predecessor thereof but not presently so owned or operated (collectively, "Previously Owned Businesses"), including, without limitation, La Martinique salad dressing line,

Woody's Bar-B-Que sauces, California & Washington Holdings Corporation and C & W Company;

                         (b)     any liability or obligation arising out of, or
related to, any indemnification or other provision under any contract or other agreement pursuant to which any sale or disposition was made of a Previously Owned Business;

                         (c)     any claim, liability or obligation (including,
without limitation, arising out of any personal injury or property damage claim or any clean up, remediation or investigation obligation) in connection with or arising from any Environmental Matter (as defined in Section 3.19) related to
(i) any property previously owned, operated, leased, used, occupied or controlled by any Previously Owned Business or by Pace or any predecessor thereof but not presently so owned, operated, leased, used, occupied or controlled by Pace or (ii) any other property on which any materials that were used at, originated from or were generated at, or resulted from activities conducted at, any property previously owned, operated, leased, used, occupied or controlled by any Previously Owned Business or by Pace or any predecessor thereof but not presently so owned, operated, leased, used, occupied or controlled by Pace have come to be located;

                         (d)     any claim, liability or obligation in
connection with or arising from or related to any Excluded Asset or the possession, use or disposition of any Excluded Asset, including any Environmental Matter and any Taxes (as defined in Section 3.8) associated therewith;

                         (e)     any liability of Pace or any of its affiliates
for indemnification of, or advancement of expenses or payment of insurance proceeds to, any present or former director or officer of (or other person serving in a fiduciary capacity at the request of) Pace or any of its affiliates based upon an actual or alleged breach of fiduciary duty of such person prior to the Closing;

                         (f)     any obligations or liabilities to Goldman,
Sachs & Co. under the engagement letter referred to in Section 3.11;

                         (g)     any obligations or liabilities for federal,
state, local or foreign income taxes, including any interest or any penalty, addition to tax or additional amount relating thereto;

                         (h)     any obligations or liabilities with respect to
the EVSP (as defined in Section 3.9) or any payments or compensation contemplated by the EVSP Disclosure Letter (as defined in Section 3.9), or resulting from the loan forgiveness contemplated by Paragraph 2 of Schedule 5.7 to the Pace Disclosure Letter, including any obligation to pay the employer's portion of employment taxes arising out of such payments or compensation and to withhold all applicable taxes (such taxes, together with interest and penalties thereon, are referred to herein as the "Employment Taxes");

                         (i)     any obligations or liabilities with respect to
the Credit Agreement, dated as of March 24, 1994, among Pace, the Lenders from time to time party thereto, and Nationsbank of

Texas, N.A., as Administrative Lender, or any letters of credit associated therewith;

                         (j)     any obligations or liabilities with respect to
the Credit Agreement, dated as of March 24, 1994, between Pace and Nationsbank of Texas, N.A., or any letters of credit associated therewith;

                         (k)     any obligations or liabilities of Pace under
or arising out of this Agreement;

                         (l)     any liabilities or obligations of Pace to its
partners respecting distributions or otherwise;

                         (m)     any liabilities or obligations of Pace arising
out of any matters occurring, or obligations incurred, after the Closing;

                         (n)     any liabilities or obligations of Pace for any
recording, sales, transfer and similar taxes, charges and assessments resulting from or arising out of the transactions contemplated hereby;

                         (o)     any liabilities or obligations of Pace for any
professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, the Agreement and Plan of Merger among the Buyer, two of its subsidiaries, the Companies and Holder dated as of November 25, 1994 (the "Prior Agreement") and the transactions contemplated hereby or thereby, or any other proposed transaction for the direct or indirect sale of the business of Pace, including without limitation the fees, expenses and disbursements of Pace's counsel and accountants;

                         (p)     any liability or obligation of Pace or its
predecessors arising out of any contract, agreement, permit, franchise or claim that is not transferred to the Buyer as part of the Assets or is not transferred to the Buyer because of Pace's failure to obtain any third party consent required for such transfer;

                         (q)     subject to Section 5.15, any liability or
obligation of Pace or its predecessors to the extent the amount of such liability or obligation is covered by a policy of insurance or other indemnity agreement maintained by or for the benefit of Pace or its predecessors in effect prior to or at Closing, unless the rights under such policy of insurance or indemnity agreement have been assigned to the Buyer;

                         (r)     any liability or obligation of Pace for
severance, vacation pay, sick pay or other benefits to Pace's employees that must be paid as a result of the termination of the employment of such employees by Pace as of the Closing as is contemplated by Section 5.7;

                         (s)     any liability or obligation under the $10
million universal life insurance policy maintained by Pace on the life of the Holder; and

                         (t)     any liability or obligation arising out of or
relating to the lawsuits captioned: Imogene Pace Haggerty vs. Pace Foods, Ltd., Campbell Soup Co. and Christopher Goldsbury, individually, pending in the District Court, 73rd Judicial District, Bexar County, Texas; and James W. Pace Jr., John Lance Pace and Kenneth Don Pace vs. Christopher Goldsbury, Campbell

Soup Co., Pace Foods Ltd., Margaret Pace Willson, Linda Pace Roberts, Dr. Paul Pace and Jean Pace, pending in the District Court, 73rd Judicial District, Bexar County, Texas (collectively, as such lawsuits are modified or amended from time to time, the "Pace Family Lawsuits"), including without limitation, the costs, expenses and counsel fees incurred in connection therewith.

                 1.5 Assets of Affiliates. To the extent any assets or properties used in the business of Pace are owned or leased by any affiliate of Pace, they are included within the term "Assets" (unless such assets or properties constitute Excluded Assets), and Pace shall cause each such affiliate, at or prior to the Closing, to convey such assets or properties to the Buyer, or to Pace for conveyance to the Buyer, in accordance with the provisions of this Agreement. Any such assets or properties are described on
Schedule 1.5 to the Pace Disclosure Letter.

                                   ARTICLE 2
                       CLOSING; PAYMENT OF PURCHASE PRICE

                 2.1 The Closing. Subject to the terms and conditions of this Agreement, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, PA 19103 at 9:00 a.m., local time, on the date of this Agreement. The date on which the Closing occurs is herein referred to as the "Closing Date."

                 2.2     Deliveries.  At the Closing:

                         (i)     Pace shall deliver to the Buyer (A) a general
warranty deed or deeds to the Retained Properties, duly executed and acknowledged by Pace, in customary and recordable form, (B) a bill of sale and instrument of assignment to the other Assets, duly executed by Pace; (C) a patent and trademark assignment, duly executed by Pace and in proper form for recordation at the U.S. Patent and Trademark Office; (D) title certificates to any motor vehicles included in the Assets, duly executed by Pace; (E) such other instruments of transfer and assignment as the Buyer may reasonably request or as may be otherwise necessary to vest in the Buyer all of Pace's right, title and interest in and to the Assets in accordance with the terms of this Agreement; and (F) such other documents as the Buyer may reasonably request. All such instruments of transfer and assignment shall be in form and substance reasonably satisfactory to the Buyer and Pace;

                         (ii)    The Buyer shall deliver to Pace the Assumption
Agreement, duly executed by the Buyer; and

                         (iii)   The closing certificates, opinions and other
documents and deliveries required pursuant to this Agreement will be exchanged.

                 2.3 Purchase Price and Payment. The aggregate consideration to be paid by the Buyer for the Assets and the other agreements of Pace and Holder contained herein (the "Purchase Price") shall consist of:
(i) One Billion Seventy-Six Million Dollars ($1,076,000,000) in cash (the "Cash Consideration"); and (ii) the assumption by the Buyer of the Assumed Liabilities. At the Closing the Buyer shall transmit by wire transfer to a bank account specified in writing by Pace, in immediately available funds, the Cash Consideration.

                 2.4 Allocation of Purchase Price. The Buyer, Pace and Holder agree that the Purchase Price shall be apportioned among the Assets to the extent relevant for income tax purposes in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF PACE AND HOLDER

                 Pace and Holder jointly and severally represent and warrant to the Buyer as follows:

                 3.1     Existence; Good Standing; Authority.

                         (a)     Pace is a limited partnership duly organized,
validly existing and in good standing under the laws of Texas, and is duly licensed or qualified to do business as a foreign limited partnership in, and is in good standing under the laws of, the jurisdictions set forth in Schedule
3.1 of the Pace Disclosure Letter and in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified is not material. Pace has all requisite partnership power and authority, to own, operate and lease its properties and carry on its business as now conducted. For the purpose of this Agreement, "Pace Material Adverse Effect" means any adverse effect or change, individually or together with other adverse effects or changes taken as a whole, in the business, results of operations, prospects or financial condition of Pace that is material to Pace or which has a material adverse effect on the ability of Holder or Pace to consummate the transactions contemplated hereby.

                         (b)     The copies of the organizational documents
(such as the partnership agreement) of Pace previously delivered to the Buyer are true and correct and are in full force and effect.

                 3.2     Authorization, Validity and Effect of Agreements.

                         (a)     Pace has the requisite partnership power and
authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Pace, and consummation by Pace of the transactions contemplated hereby, including the execution, delivery and performance of the instruments of transfer contemplated by Section 2.2 hereof, have been duly authorized by all requisite partnership action.

                         (b)     Holder is an adult individual and is competent
to execute and deliver this Agreement and to perform his obligations hereunder.

                         (c)     This Agreement constitutes the valid and
legally binding obligation of Holder and Pace, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. The instruments of transfer contemplated by Section 2.2 hereof, when executed and delivered by Pace at the Closing, will constitute the valid and legally binding obligation of Pace, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                 3.3     Other Interests; Ownership; Predecessors.

                         (a)     Except as set forth on Schedule 3.3 to the
Pace Disclosure Letter, Pace does not own directly or indirectly any equity interest or investment in any corporation, partnership, joint venture, business, trust or other entity.

                         (b)     Holder owns 100% of the outstanding equity
interests in the Companies. The Companies together own 100% of the outstanding ownership interests in Pace. The sole general partner of Pace is Management.

                         (c)     Management is a holding company and has not
conducted any business or owned any assets other than owning a general partnership interest in, and serving as the general partner of, Pace. Prior to January 3, 1994, Holding conducted the business now conducted by Pace. On January 3, 1994, Holding validly transferred all of its assets, properties, business and good will to Pace. Accordingly, since January 3, 1994, Holding has been a holding company and has not conducted any business or owned any assets other than owning a limited partnership interest in Pace. Unless the context clearly requires otherwise, references in this Article 3 to Pace shall be deemed to refer to Pace and the predecessors to Pace -- i.e. Holding, Pace Foods, Inc., a Texas corporation ("Pace-Texas"), Pepper Products, Inc., a Texas corporation ("Pepper Products, Inc."), and any other predecessor entities.

                 3.4 No Violation. Without regard to Section 5.5(b) hereof, neither the execution and delivery by Holder and Pace of this Agreement nor the consummation by Holder and Pace of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provision of the partnership agreement or other organizational documents of Pace or cause a dissolution of Pace under its partnership agreement; (ii) except as set forth on Schedule 3.4 to the Pace Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in or permit the termination, revocation, modification or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the material properties of Pace under, or result in or permit being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Pace is a party, or by which Pace or any of its properties is bound or affected (including any Contract, License or Environmental Permit as such terms are hereinafter defined); (iii) other than filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic or foreign governmental or regulatory authority; (iv) conflict with or result in a breach or violation of any judgment or order of any court or governmental department, commission, board, agency or instrumentality, or any applicable law, rule or regulation; or (v) except for consents of third persons to the assignment or transfer to the Buyer of the Contracts, Licenses, Environmental Permits, insurance policies and other Assets, which consents are disclosed on
Schedule 3.4 to the Pace Disclosure Letter (the "Third Party Consents"), require any consent, approval or authorization of any third person.

                 3.5     Financial Statements.

                         (a)     Holder has delivered to the Buyer and included
as Schedule 3.5(a) to the Pace Disclosure Letter true and complete copies of
(i) audited statements of assets, liabilities and shareholder's equity, statements of revenue and expenses, statements of shareholder's equity and statements of cash flows of Pace as of and for the years ended December 31, 1993, 1992 and 1991 (the "Audited Financial Statements"), (ii) statements of assets, liabilities and shareholder's equity and statements of revenue and expenses of Pace as of and for the years ended December 31, 1993, 1992 and 1991 (the "Internal Annual Financial Statements"), (iii) unaudited "C-Corp" pro forma statements of assets, liabilities, shareholder's equity and statements of revenue and expenses of Pace as of and for the years ended December 31, 1993, 1992, 1991 and 1990 and the ten months ended

October 31, 1994 (the "C-Corp Financial Statements"), (iv) an unaudited statement of assets, liabilities and shareholder's equity and an unaudited statement of revenue and expenses of Pace as of and for the ten months ended October 29, 1994 (the "Interim Financial Statements") and (v) an unaudited statement of assets, liabilities and shareholder's equity and an unaudited statement of revenue and expenses of Pace as of and for the year ended December 31, 1994 (the "1994 Internal Annual Financial Statements"). The Audited Financial Statements, the Internal Annual Financial Statements, the C-Corp Financial Statements, the Interim Financial Statements and the 1994 Internal Annual Financial Statements are sometimes referred to herein as the "Financial Statements," and the Interim Financial Statements and the Internal Annual Financial Statements are sometimes referred to herein as the "GAAP Financial Statements." The Audited Financial Statements (as well as the Internal Annual Financial Statements for calendar 1990) have been audited by Ernst & Young; Ernst & Young conducted its audits in accordance with generally accepted auditing standards; however, the Audited Financial Statements were not prepared in accordance with generally accepted accounting principles; rather, as described in the notes thereto, the Audited Financial Statements were prepared on the accounting basis used for federal income tax purposes, accrual method. The amounts reflected in the Internal Annual Financial Statements were derived from the Audited Financial Statements. The books of account and related records of Pace fairly reflect in reasonable detail in all material respects its assets, liabilities and transactions. The Financial Statements have been compiled from and are in accordance in all material respects with the books and records of Pace. Except as set forth in Schedule 3.5(a) to the Pace Disclosure Letter, the statements of revenue and expenses and cash flows included in the Audited Financial Statements fairly present, in all material respects, the revenue and expenses of Pace and its cash flows for the periods covered thereby, in accordance with the accounting principles described in the notes thereto, consistently applied. Except as set forth in Schedule 3.5(a) to the Pace Disclosure Letter, the statements of revenue and expenses included in the GAAP Financial Statements fairly present, in all material respects, the revenue and expenses of Pace for the periods covered thereby, in accordance with generally accepted accounting principles consistently applied. The C-Corp Financial Statements were derived from the Audited Financial Statements. Holder has delivered to the Buyer and included as Schedule 3.5(a) to the Pace Disclosure Letter a list of pro forma adjustments (the "Pro Forma Adjustments") which reconcile the GAAP Financial Statements to the C-Corp Financial Statements.

                         (b)     The nature and amount of the expenses excluded
from the income statements included in the C-Corp Financial Statements are described on Schedule 3.5(b) to the Pace Disclosure Letter; all such expenses (other than the depreciation expenses listed in the "Other Adjustments" column in the Pro Forma Adjustments) were for items for which Pace received no material benefit, except that Holder made available the Pace facility in Colorado identified as Item 7 in Schedule 3.13 to the Pace Disclosure Letter (the "Colorado Facility") for business meetings attended by Holder, and spent up to an additional 20 full working days engaged in Pace business. The assets excluded from the balance sheets included in the C-Corp Financial Statements were not material to the conduct of Pace's food products business during the periods covered by the C-Corp Financial Statements.

                         (c)     The statements of assets, liabilities and
shareholder's equity included in the GAAP Financial Statements fairly present, in all material respects, the assets, liabilities and shareholder's equity of Pace as at their respective dates, in accordance with generally accepted accounting principles, consistently applied. The statements of assets, liabilities and shareholder's equity included in the Audited Financial Statements fairly present, in all material respects, the assets, liabilities and shareholder's equity of Pace as at their respective dates, in accordance with the accounting principles described in the notes thereto, consistently applied. Except as and to the extent set forth on the statement of assets, liabilities and shareholder's equity of Pace at October 29, 1994 included in the Interim Financial Statements (the "Interim Balance Sheet"), including all notes thereto, Pace has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against or disclosed in, a statement of assets, liabilities and shareholder's equity of Pace or in the notes thereto, prepared in accordance with generally accepted accounting principles except (i) liabilities arising in the ordinary course of business since such date, none of which, individually or in the aggregate has been or will be materially adverse, and
(ii) except as set forth in Schedule 3.5 to the Pace Disclosure Letter.

                         (d)     Except as set forth in Schedule 3.5(a) to the
Pace Disclosure Letter, and except for the items disclosed to the Buyer in Price Waterhouse's memorandum dated January 27, 1995 (the "PW Memorandum"), the 1994 Internal Annual Financial Statements fairly present, in all material respects, the assets, liabilities and shareholder's equity of Pace as of December 31, 1994 and the revenue and expenses of Pace for the year then ended, in accordance with generally accepted accounting principles, consistently applied.

                 3.6 Litigation. There are no actions, suits or proceedings pending against Pace or, to the actual knowledge of the officers of Pace listed on Exhibit 3.6 hereto (the "Pace Officers"), threatened against Pace, at law or in equity, or before or by any court, commission, board, bureau, agency or instrumentality. To the knowledge of the Pace Officers, there are no investigations pending or threatened against Pace, at law or in equity, or before or by any court, commission, board, bureau, agency or instrumentality. There are presently no outstanding judgments, decrees or orders of any court or governmental or administrative agency against or affecting Pace or any of its assets.

                 3.7 Absence of Certain Changes. Since October 29, 1994, there has not been any Pace Material Adverse Effect, other than changes reflected in (i) the 1994 Internal Annual Financial Statements and (ii) the PW Memorandum. Except as set forth in Schedule 3.7 to the Pace Disclosure Letter and except as expressly contemplated by this Agreement to occur after the date hereof, since December 31, 1993, Pace has conducted its business only in the ordinary course and there has not been (i) any declaration, setting aside or payment of any distribution with respect to any partnership or other ownership interests in Pace, or any redemption, purchase or other acquisition of any partnership or other ownership interests in Pace; (ii) any material change in its accounting principles, practices or methods; (iii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of Pace, or any material deterioration in the operating condition of the assets of Pace; (iv) any material adverse change or, to the knowledge of the Pace Officers, any threat of any material adverse change in Pace's relations with, or any loss or, to the knowledge of the Pace Officers, any threat of loss of, any of Pace's important suppliers or any of Pace's ten largest food service customers or twenty largest retail customers; (v) any organized labor walkout, work stoppage or slowdown by any of Pace's employees or, to the actual knowledge of the Pace Officers, any threat thereof or any organized attempts to establish unions or collectively bargain with respect to the employees of Pace; (vi) any cancellation or waiver of any right material to the operation of Pace's business or any disposition of or failure to keep in effect any rights in, to or for the use of any material patent, or any trademark, servicemark, or tradename used in any jurisdiction where Pace has a material amount of product sales, or any disclosure to any person not an employee of Pace or other disposal of any trade secret, process or know-how; (vii) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder of Pace (except for normal compensation increases made in the ordinary course of business and consistent with past practice), or any increase in, or addition to, other benefits (including without limitation any bonus, profit sharing, pension, or other plan) to which any of its officers, directors, employees or shareholders may be entitled (except for increases in or additions to benefits which are required by the terms of plans in effect on November 25, 1994 or changes which are less favorable to participants in such plans or as may be required by applicable law); (viii) any payments to any pension, retirement, profit sharing, bonus or similar plan, except payments in the ordinary course of business and consistent with past practice made pursuant to the employee benefits plans described on Schedule 3.9 to the Pace Disclosure Letter; (ix) any payment of any bonuses to its officers, directors, employees or shareholders except payments of non-discretionary cash bonuses made pursuant to and consistent with bonus plans existing on November 25, 1994 and disclosed on Schedule 3.9 to the Pace Disclosure Letter; or (x) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets to or entering into of any other agreement, arrangement or transaction with, any Related Party (as hereinafter defined). For purposes of this Agreement, the term "Related Party" means Holder and any of his "affiliates" or "associates" (as such terms are defined under Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) other than Pace. From October 29, 1994 to the date hereof, Pace has not made any capital expenditures in excess of $190,000 in the aggregate.
Since November 25, 1994, Pace has not taken or failed to take any action which would have constituted a violation of Sections 5.1 or 5.8(b) hereof if such Sections had applied since November 25, 1994. Since October 29, 1994, Pace has not (i) incurred any indebtedness for borrowed money; (ii) made or agreed to make any bonus, compensation or other payment of any kind to (or on behalf of) any Related Party or any Pace Officer other than the payment of normal base compensation at rates not exceeding the rates of compensation disclosed on
Schedule 3.20 to the Pace Disclosure Letter and reimbursement of and advances for ordinary business expenses made in the ordinary course of business; or
(iii) paid any professional, financial advisory or consulting fees or expenses, including fees, expenses and disbursements of its counsel and accountants, incurred by Pace in connection with the negotiation, execution or performance of this Agreement, the prior Agreement, the transactions contemplated hereby or thereby or any other proposed transaction for the direct or indirect sale of the business of Pace, other than any such fees and expenses which will be reimbursed by Holder to Pace prior to the Closing.

                 3.8     Taxes. (a) For the purposes of this Agreement:

                         "Governmental Body" means any foreign, federal, state,
local or other governmental authority or regulatory body.

                         "Income Taxes" means any federal income tax, including
any interest or any penalty, addition to tax or additional amount relating thereto.

                         "Buyer Affiliated Group" means any affiliated group
within the meaning of Code Section 1504, or any similar group defined under a similar provision of state, local or foreign law, of which the Buyer is or at any time was a member.

                         "Tax" or "Taxes" means any federal, state, local or
foreign income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, license, excise, employment, payroll, withholding, value added, estimated, alternative or add on minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

                         "Tax Return" means any return, report or similar
statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                         (b) (i)  assuming that the tax year of Pace ends for
all purposes as of the Closing Date, the provisions for Taxes reflected on the Financial Statements or as set forth in Schedule 3.8 to the Pace Disclosure Letter are adequate to cover all Tax liabilities, whether or not disputed, of Pace or its predecessors with respect to any taxable year or taxable period ending on or before the Closing Date; (ii) except as set forth in Schedule 3.8 to the Pace Disclosure Letter, there are no pending or, to the actual knowledge of the Pace Officers, threatened claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any Taxes; (iii) for Governmental Bodies with respect to which Pace does not file Tax Returns, no such Governmental Body has claimed that Pace is or may be subject to taxation by that Governmental Body; and (iv) Pace has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or other party. Except as set forth in Schedule 3.8 to the Pace Disclosure Letter, Pace has not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes. All material Tax Returns regarding Taxes (other than Income Taxes and Employment Taxes) which are required to be filed by or with respect to Pace on or before the date hereof have been filed within the time and in the manner required by law, and all such Tax Returns are true and correct and accurately reflect the Tax liabilities of the filing party in all material respects. No Tax Returns of Pace are presently subject to an extension of time to file.

                         (c)     Pace has not made any payments, is not
obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Pace is not a party to any Tax allocation or sharing agreement or tax benefit transfer agreement.

                         (d)     No transaction contemplated by this Agreement
is subject to withholding under Section 1445 of the Code.

                 3.9 Certain Employee Plans. (a) The term "Employees" shall mean all current employees (including those on layoff, disability or leave of absence, whether paid or unpaid), former employees and retired employees of Pace, and the term "Employee" shall mean any of the Employees.

                         (b)     The term "Benefit Plans" shall mean each and
all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by Pace or any other employer that is, or was at any time after September 2, 1984, together with Pace, treated as a "single employer" under
Section 414(b), 414(c), 414(m) or 414(o) of the Code (an "ERISA Affiliate"), or in which Pace or an ERISA Affiliate participates or participated and which provides benefits to employees or their spouses or covered dependents, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA.

                         (c)     The term "Benefit Arrangements" shall mean
each and all foreign and domestic pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit arrangements, plans, contracts (other than individual employment, consulting or severance contracts), policies or practices of Pace or any ERISA Affiliate providing employee or executive compensation or benefits to Employees, other than the Benefit Plans.

                         (d)     Schedule 3.9 to the Pace Disclosure Letter
contains a list of all written and unwritten Benefit Plans and Benefit Arrangements, except for Benefit Plans and Benefit Arrangements the aggregate cost of which does not exceed $75,000 annually. True and complete copies of each such listed written Benefit Plan and Benefit Arrangement and written descriptions of each such listed unwritten Benefit Plan and Benefit Arrangement have previously been delivered or made available to the Buyer. Each Benefit Plan which is intended to qualify under Section 401(a) of the Code is and always has been qualified under Section 401(a) of the Code ("Qualified Plans"). All Qualified Plans have been amended to comply with the Tax Reform Act of 1986 and any subsequent changes in the law that require amendments of such Qualified Plans. To the knowledge of the Pace Officers, each Qualified Plan is in receipt of a favorable determination letter issued by the Internal Revenue Service and each such letter has not been revoked nor threatened to be revoked to the knowledge of the Pace Officers. Each Benefit Plan and Benefit Arrangement has been administered in all material respects in compliance with all applicable laws and in accordance with the terms of the Benefit Plan and Benefit Arrangement. No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Benefit Plan which would result directly or indirectly in a material liability to Pace.

                         (e)     No Benefit Plan which is subject to Part 3 of
Title I of ERISA or Section 412 of the Code has an accumulated funding deficiency within the meaning of such provisions, except as set forth in
Schedule 3.9 to the Pace Disclosure Letter.

                         (f)     Neither Pace nor any ERISA Affiliate has ever
participated in nor had an obligation to contribute to any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

                         (g)     Pace has no obligation to provide any benefits
to Employees under any post-retirement medical plan. Only Employees actively employed by Pace and their covered dependents are entitled to participate in Pace's medical plan except for disabled employees who receive coverage for not more than 18 months or those employees receiving coverage pursuant to Section

4980B of the Code or under any applicable state insurance law that requires continuation or conversion rights not to extend for more than 30 days.

                         (h)     Except as noted in Schedule 3.9 to the Pace
Disclosure Letter, all material contributions to, and material payments from, the Benefit Plans and Benefit Arrangements that may have been required to be made in accordance with the Benefit Plans and Benefit Arrangements and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made.

                         (i)     Except as noted in Schedule 3.9 to the Pace
Disclosure Letter, there are no pending investigations by any governmental agency involving the Benefit Plans or Benefit Arrangements, no termination proceedings involving the Benefit Plans or Benefit Arrangements, and no pending and, to the knowledge of the Pace Officers, no threatened claims (except for claims for benefits payable in the normal operation of the Benefit Plans and Benefit Arrangements), suits or proceedings against any Benefit Plan or Benefit Arrangement or asserting any rights or claims to benefits under any Benefit Plan or Benefit Arrangement.

                         (j)     Neither Pace nor any ERISA Affiliate has
incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Benefit Plan subject to Title IV of ERISA, other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code. Pace and each ERISA Affiliate has furnished to the Buyer the most recent actuarial report with respect to each Benefit Plan that is a defined benefit pension plan, as defined by Section 3(35) of ERISA. The information supplied to the actuary by Pace and each ERISA Affiliate for use in preparing those reports was complete and accurate in all material respects and Pace and each ERISA Affiliate have no reason to believe that the conclusions expressed in those reports are incorrect in any material respect. Since the date of any such actuarial report, Pace has not taken any action that would materially increase the benefit liabilities of any such Benefit Plan. Since the date of any such actuarial report, no event has occurred that has materially decreased the amount of the Plan assets shown in such report, other than the use of assets for payments of benefits in the ordinary course.

                         (k)     Neither Pace nor any ERISA Affiliate has
incurred or is reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of Benefit Plan or Benefit Arrangement hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

                         (l)     Holder has delivered to the Buyer a letter
dated the date hereof (the "EVSP Disclosure Letter") attached to which is a true and correct copy of the Pace Executive Value Sharing Plan (the "EVSP"). Also attached to the EVSP Disclosure Letter is a true and accurate list of each participant in the EVSP, the number of Performance Units granted to each such participant, the date of grant and the Basis of each such Performance Unit, a true and accurate summary of retroactive Basis adjustments under the EVSP, and the Company Value for each participant as of December 31, 1991, 1992, 1993 and as estimated for December 31, 1994.

                 3.10 Labor Matters. Pace is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no material unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the Pace Officers, threatened against Pace. To the actual knowledge of the Pace Officers, in the past three years there have been no actual or threatened organizational efforts with respect to the formation of a collective bargaining unit involving employees of Pace. Pace is in compliance in all material respects with all applicable immigration laws, and has not been fined since November 6, 1986 for violating the Immigration Reform and Control Act of 1986.

                 3.11 Brokers. Except for the engagement letter agreement among Pace, Holder and Goldman, Sachs & Co., Pace has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of either Pace or the Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                 3.12 Compliance with Law. Since January 1, 1990, Pace has conducted its operations in compliance in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, regulations, orders, judgments and decrees, including, without limitation, those relating to food and drugs, food safety, agriculture, equal employment opportunity and employee health. Since January 1, 1990, no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or to the actual knowledge of the Pace Officers threatened by any governmental or other entity with respect to (i) any alleged material violation by Pace of any law, ordinance, rule, regulation, order, judgment or decree or (ii) any alleged material failure by Pace to have any license, certificate, authorization, permit or approval required in connection with its business.

                 3.13 Properties. Schedule 3.13 to the Pace Disclosure Letter lists all real property owned (the "Owned Property") or leased as lessor or lessee (the "Leased Property") by Pace, including a brief description of each such property, its location and use, and whether such real property is owned or leased. Pace has good, marketable and insurable title in fee simple to the Owned Property and unencumbered leasehold title to the Leased Property, in each case, free and clear of all Liens other than (1) Liens reflected in the statement of assets, liabilities and shareholder's equity of Pace at December 31, 1993 included in the Audited Financial Statements or the notes thereto, (2) those consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of such property or irregularities in title thereto which individually and in the aggregate do not materially detract from the value of such property or materially impair the use of such property by Pace, (3) Liens for current taxes, assessments or governmental charges or levies on property incurred in the ordinary course of business and not yet due and delinquent or which are being contested in good faith by appropriate proceedings and for payment of which adequate reserves have been made in the Financial Statements, (4) warehousemen's, mechanics', carriers', landlords', repairmen's or other similar Liens arising in the ordinary course of business and securing obligations of Pace not yet due and payable and (5) other Liens which individually and in the aggregate are not material (collectively, "Permitted Liens"). Pace has good and valid title to all other assets which it purports to own, including, without limitation, the assets reflected in the statement of assets, liabilities and shareholder's equity of Pace at October 29, 1994 included in the Interim Financial Statements (other than assets disposed of in the ordinary course of business since October 29, 1994), free and clear of all Liens other than Permitted Liens. Pace has not received any written or oral notice for assessments for public improvements against any Owned Property or Leased Property which remain unpaid, and to the actual knowledge of the Pace Officers, no such assessment has been proposed. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Owned Property or material Leased Property and, to the actual knowledge of the Pace Officers, no such proceeding is contemplated.

                 3.14    Material Contracts.  Except as set forth in Schedule
3.14 to the Pace Disclosure Letter, as of November 25, 1994 Pace was not bound or affected by any:

                         (a)     lease agreement (whether as lessor or lessee)
relating to personal property involving payments of more than $150,000 annually or relating to real property;

                         (b)     license agreement, assignment or contract
(whether as licensor or licensee, assignor or assignee) relating to any Intellectual Property (as defined in Section 3.18);

                         (c)     employment or consulting agreement not
terminable at will without liability to Pace or employment agreement which provides for compensation at the rate of more than $75,000 per year (including all salary, bonuses and commissions) to any employee, or any agreement providing for severance benefits;

                         (d)     agreement for the purchase or sale of
products, materials or supplies or other property or services involving future payments in excess of $250,000;

                         (e)     manufacturing, distribution, processing or
grower agreement or arrangement involving future payments in excess of $250,000;

                         (f)     agreement not otherwise listed in clauses (a)
through (e) of this Section 3.14 the performance of which is expected to extend more than six months, involving payments in excess of $250,000;

                         (g)     franchising, joint venture or partnership
agreement with any person;

                         (h)     agreement relating to indebtedness (including
capital leases) or guarantees of, by, from or to Pace, indemnifying any person for obligations or liabilities of any kind, or granting any person a Lien on any of the assets of Pace, other than a Permitted Lien;

                         (i)     agreement which restricts Pace from doing
business anywhere in the world or from engaging in or competing in any line of business or with any person;

                         (j)     any agreement with a Related Party;

                         (k)     any contract relating to cleanup, abatement or
other actions in connection with environmental matters;

                         (l)     any contract granting to any person an option
or right of first refusal first offer or similar preferential right to purchase or acquire any of Pace's assets;

                         (m)     any material sales agency, manufacturer's
representative, contract managers or distributorship agreements or any other material distribution, broker or commission arrangement, and any material arrangements with brokers, distributors or customers relating to the sale or promotion of Pace's products (other than ordinary course purchase orders); and

                         (n)     any agreement which is otherwise material to
the business of Pace or where the consequences of a default or termination thereof may reasonably be expected to be material to Pace.

          Correct and complete copies of all such contracts and agreements, as amended (or, if oral, correct and complete written summaries thereof) (collectively referred to herein, as

"Contracts"), have been delivered or made available to the Buyer prior to the date hereof. Correct and complete copies of all standard form invoices or contracts used by Pace have been delivered or made available to the Buyer prior to the date hereof. Except as set forth in Schedule 3.14 to the Pace Disclosure Letter, each Contract is in full force and effect. Except as set forth in Schedule 3.14 to the Pace Disclosure Letter, Pace has performed in all material respects the obligations required to be performed by it under each of the Contracts, and Pace is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and, to the actual knowledge of the Pace Officers, as of the date hereof each party to any such Contract (other than Pace) is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any such Contract.

                 3.15    Licenses.

                         (a)     Pace possesses and is in compliance in all
material respects with all licenses, certificates, authorizations, permits, waivers and certificates of public convenience and necessity and has made all registrations that are required to operate its business in the manner currently operated except for such licenses, certificates, authorizations, permits, waivers and certificates of public convenience and necessity the absence of which would not materially impair its ability to so conduct its business (collectively, "Licenses").

                         (b)     Each License is valid and in full force and
effect, no application, action or proceeding is pending for the renewal or modification of any License, and no application, complaint, action or proceeding is pending or, to the actual knowledge of the Pace Officers, threatened that may result in the denial of an application for renewal or the revocation, modification, non-renewal or suspension of any License.

                 3.16 Insurance and Insurance Requirements. Schedule 3.16 of the Pace Disclosure Letter contains a correct and complete list of all material insurance policies and material fidelity and surety bonds, including letters of credit and similar instruments, covering Pace and/or any of its assets. All of the foregoing insurance policies and bonds are in full force and effect, all premiums due and payable have been paid and there are no pending or threatened terminations or material premium increases for the current policy period with respect to any of such policies or bonds, and Pace is in compliance in all material respects with all conditions contained in such policies or bonds. Except as set forth in Schedule 3.16 to the Pace Disclosure Letter, Pace has not been insured under any policy of insurance which provides for retrospective or retroactive premium adjustments.

                 3.17 Related Party Transactions. There are no contracts, arrangements or transactions currently in effect between Pace, on the one hand, and Holder, the Companies or any other Related Party, on the other hand, except as set forth in Schedule 3.17 to the Pace Disclosure Letter. Except as set forth in Schedule 3.17 to the Pace Disclosure Letter, no Related Party (i) has any interest in any assets or property (whether real or personal tangible or intangible), used in the business of Pace, (ii) has any direct or indirect interest of any nature in any corporation or business (other than as the owner of shares of stock of publicly traded corporations) which competes with, conducts any business similar to, has any present (or contemplated) arrangement or agreement (including, without limitation, arrangements regarding the shared use of personnel and facilities) with (whether as a customer or supplier or otherwise) or is involved in any material way with, Pace, (iii) has loaned funds to or borrowed funds from Pace which funds remain outstanding or (iv) has any contractual or other claim of any kind whatsoever against Pace. Neither Pace, Holder nor any other Related Party has made any agreement or arrangement to make any payments to any employee of the Companies or Pace conditioned upon the execution of this Agreement or the consummation of the transactions contemplated hereby, except as disclosed in the EVSP Disclosure Letter. Since December 31, 1989, neither Holder nor any other Related Party has made any payments on behalf or for the benefit of Pace which are not reflected as expenses of Pace in the Financial Statements, except for payments not in excess of $15,000 in the aggregate. Except as set forth on Schedule 3.17 to the Pace Disclosure Letter, none of the Excluded Assets is or has been used in or is or has been necessary for the conduct of the food products business of Pace. The book value of the Excluded Assets as of October 29, 1994 was approximately $5,081,000.

                 3.18 Patents, Trademarks, Copyrights. Schedule 3.18 to the Pace Disclosure Letter contains a correct and complete list of all patents, trademarks, trade names, copyright registrations, service marks, trade dress and designs which are in use, pending, applied for, granted or registered in any country or jurisdiction and are either owned by Pace and/or used in the conduct of Pace's business. Pace owns or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all patents, patent rights, trademarks, trademark rights and registrations, trade names, trade name rights, service marks, service mark rights and registrations, trade dress, trade dress rights, copyrights, copyright registrations, computer software, trade secrets, know-how and other proprietary information (collectively, "Intellectual Property") necessary to the conduct of its business as presently being conducted. To the actual knowledge of the Pace Officers, there is currently no infringement by others of any material Intellectual Property right owned by or licensed by Pace. Pace does not use any Intellectual Property pursuant to a license from a third party, nor does it license any Intellectual Property to a third party, except as indicated in Schedule 3.18 to the Pace Disclosure Letter, which contains a correct and complete list of all such licenses, and Pace is not in breach of any such licenses. To the knowledge of the Pace Officers, the conduct of Pace's business does not infringe on or violate the patents, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other intellectual property of any other person, and no such claim has been made, notice been given, or dispute arisen which is not disclosed in Schedule
3.18 to the Pace Disclosure Letter. All of the patents and all of the registrations of trademarks, service marks and copyrights listed in Schedule
3.18 to the Pace Disclosure Letter are valid and in full force, are held of record in Pace's name free and clear of all liens, encumbrances and other claims, and, except as set forth in Schedule 3.18 to the Pace Disclosure Letter, are not subject to any pending cancellation or reexamination proceeding or any other pending proceeding challenging their extent or validity. Pace is the applicant of record in all patent applications and all applications for trademark, service mark and copyright registration listed in Schedule 3.18 to the Pace Disclosure Letter, and no notice of opposition, interference, rejection, or refusal to register has been received in connection with any such application except as listed in Schedule 3.18 to the Pace Disclosure Letter.
No order, holding, decision or judgment has been rendered by any court or other governmental authority, and no agreement, consent or stipulation exists, which would limit Pace's use of any Intellectual Property or its use of any advertising or promotional claim or campaign, including without limitation the expansion of its use of any trademark, service mark, trade name, or trade dress to any food product. Except as disclosed in Schedule 3.18 to the Pace Disclosure Letter, registrations have been issued for, or applications are pending to register, all trademarks, service marks and copyrights in all jurisdictions where Pace sells any material quantity of its products.

                 3.19    Environmental Matters.

                         (a)     For the purposes of this Agreement:

                         "Environmental Matters" means any matter arising out
of, relating to or resulting from pollution, protection of the environmental and human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise arising out of, resulting from or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                         "Environmental Costs" means, without limitation, any
actual or potential cleanup costs, remediation, removal or other response costs, investigation costs, losses, liabilities or obligations, payments, damages, civil or criminal fines or penalties, judgments, amounts paid in settlement and expenses (including attorney's fees) arising out of or relating to or resulting from any Environmental Matter.

                         "Environmental Laws" means, without limitation, the
Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section Section 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section Section 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section
Section 136 et seq., the Clean Air Act, 42 U.S.C., Section Section 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Section Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section
Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C., Section Section 641 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section Section 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

                         "Hazardous Materials" means any pollutants,
contaminants, or hazardous or toxic substances, materials, wastes, constituents or chemicals that are regulated by, or form the basis for liability under, any Environmental Laws, including petroleum products, asbestos and radioactive materials.

                         "Previously Owned or Leased Property" means any
property owned, operated or leased by Pace or its predecessors, other than the Owned Property and the Leased Property.

                         "Release" means any spilling, leaking, pumping,
pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping or disposing into the environment.

                         "Retained Properties" means any real property
currently owned, operated or leased by Pace, other than the Excluded Assets.

                         (b)     (i)  Subject to clause (x) below, Pace is in
compliance in all material respects with all applicable Environmental Laws.

                                 (ii)  Pace has obtained, and is in compliance
in all material respects with, all permits, licenses, authorizations, certificates, registrations and other governmental consents ("Environmental Permits") required to be obtained by it by applicable Environmental Laws. Except as disclosed on Schedule 3.19 to the Pace Disclosure Letter, all such Environmental Permits are transferable to the Buyer.

                                 (iii)  All such Environmental Permits are in
full force and effect, and Pace has made all appropriate filings for issuance or renewal of such Environmental Permits.

                                 (iv)  Subject to clause (x) below, no
Hazardous Materials have been Released in violation of applicable Environmental Law, or in a manner that requires remediation of property under applicable Environmental Law at, on, about or under any Previously Owned or Leased Property or any Retained Property.

                                 (v)  There are no claims, notices, civil,
criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or to the knowledge of the Pace Officers threatened that are based on or related to any

Environmental Matters or the failure to have any required Environmental
Permits.

                                 (vi)  Pace has not used any waste disposal
site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location which is listed or proposed for listing under CERCLA, CERCLIS or any similar state list, or in violation of any Environmental Laws.

                                 (vii)  Subject to clause (x) below, there are
no underground storage tanks, polychlorinated biphenyls ("PCBs"), asbestos containing materials or surface impoundments at, on, under or within any Previously Owned or Leased Property or any Retained Property, and except as disclosed on Schedule 3.19 to the Pace Disclosure Letter, there have been no underground storage tanks removed from any Previously Owned or Leased Property or any Retained Property.

                                 (viii)  Pace has not filed or received any
oral or written notice of a Release or threat of Release of a Hazardous Material or asserting that it may be a potentially responsible party at any waste disposal site or other location used for the disposal of, or where there has been a Release or threatened Release of, any Hazardous Materials.

                                 (ix)  Except as listed in Schedule 3.19 to the
Pace Disclosure Letter and heretofore provided to the Buyer, there have been no material investigations, reports, studies, inspections, audits, tests, reviews or other analyses conducted by Holder, Pace, their respective employees or outside contractors at the direction of Holder or Pace in relation to the following matters: (i) potential soil or groundwater contamination at any property or business now or previously owned, operated or leased by Pace; or (ii) the compliance of Pace's operations with applicable Environmental Law.

                                 (x)  Holder makes no representation in clause
(i), (iv) or (vii) of this Section 3.19 with respect to the presence or absence of any Hazardous Materials at, on or under any Retained Properties, except with respect to any matters arising during the period (the "Environmental Investigation Period") after the date and time of the Phase II environmental audit referred to in Section 5.14(a) and prior to the Closing Date, nor any representation as to compliance of Pace's operations at the Retained Properties with Environmental Laws, except with respect to compliance during the Environmental Investigation Period.

                 3.20 Compensation Arrangements. Set forth on Schedule 3.20 to the Pace Disclosure Letter is the name and current annual salary, bonus and all other forms of monetary compensation (excluding payments under the EVSP disclosed in the EVSP Disclosure Letter) of all present officers and employees of Pace whose current annual salary, including any promised, expected or customary bonus, equals or exceeds $75,000, together with a statement of the full amount of all remuneration paid by Pace or any Related Party to each such person, with respect to 1993.

                 3.21    Product Recalls; Market Research.

                         (a)     There have been no product recalls, stop sales
or withdrawals with respect to the products of Pace during the last three years. To the knowledge of the Pace Officers, there have been no incidents of product tampering or threatened incidents of product tampering during the last three years.

                         (b)     Holder has made available to the Buyer all
market research studies relating to consumer preference for and brand identity of Pace's and its competitor's products, which were conducted by or on behalf of Pace since January 1, 1991.

                 3.22 Trade Promotion Expenses. To the knowledge of the Pace Officers, Pace's food brokers and contract managers do not make or provide and have not made or provided any payments or any other form of trade promotion to purchasers of Pace's products to induce such purchasers to purchase such products.

                 3.23 Inventory. All of the inventories of Pace, including that reflected in the Interim Balance Sheet, are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis. Except as disclosed on Schedule 3.23 to Pace Disclosure Letter, all of the inventories of Pace reflected in the Interim Balance Sheet and all such inventories acquired since the date of the Interim Balance Sheet consist of items of a quality and quantity useable and saleable in the ordinary course of business within a reasonable period of time and at normal profit margins, and all of the raw materials and work-in-process inventory of Pace reflected in the Interim Balance Sheet and all such inventories acquired since the date of the Interim Balance Sheet can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time.

                 3.24 Accounts Receivable; Marketable Securities. All of Pace's trade accounts receivable reflected in the Interim Balance Sheet or acquired after the date thereof represent amounts receivable for products actually delivered, have arisen from bona fide transactions in the ordinary course of Pace's business, are not subject to any counterclaims or offsets and have been billed and are generally due within 30 days after such billing. All such receivables are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Interim Balance Sheet. The fair market value of the marketable securities reflected on the Interim Balance Sheet was at least the amount shown therefor on the Interim Balance Sheet.

                 3.25 Disclosure. No representation or warranty by Holder or Pace in this Agreement and any schedules or exhibit hereto or in the Pace Disclosure Letter or the EVSP Disclosure Letter or in any certificate delivered pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statement or facts contained herein or therein not misleading.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

                 The Buyer represents and warrants to Holder as follows:

                 4.1 Existence; Good Standing; Corporate Authority. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                 4.2 Authorization; Validity and Effect of Agreements. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the execution, delivery and performance of the Assumption Agreement. The consummation by the Buyer of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. When executed and delivered at the Closing, the Assumption Agreement will constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                 4.3 No Violation. Neither the execution and delivery by the Buyer of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby in accordance with the terms hereof, including the execution, delivery and performance of the Assumption Agreement will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Buyer; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any note, bond, mortgage, indenture, deed of trust, contract, agreement or other instrument, commitment or obligation to which the Buyer or any of its subsidiaries is a party, or by which the Buyer or any of its subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby (a "Buyer Material Adverse Effect"); or (iii) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic or foreign governmental or regulatory authority, the failure to obtain or make which would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

                                   ARTICLE 5
                                   COVENANTS

                 5.1 Conduct of Business. Prior to the Closing, except as set forth in Schedule 5.1 to the Pace Disclosure Letter or as expressly contemplated by any other provision of this Agreement, unless the Buyer has consented in writing thereto, Pace shall and Holder shall cause Pace to:

                         (a)     conduct its operations according to its usual,
regular and ordinary course in substantially the same manner as heretofore conducted including without limitation continuing to make the expenditures substantially as contemplated by its media advertising budget;

                         (b)     use its reasonable efforts to preserve intact
its business organization and goodwill, keep available the services of its officers and employees and maintain its present relationships with those persons having business relationships with it;

                         (c)     confer on a regular basis with one or more
representatives of the Buyer to report operational matters of materiality and any proposals to engage in material transactions;

                         (d)     not amend its partnership agreement or other
organizational documents or enter an agreement of the type identified in
Section 3.14(b) or 3.14(g), 3.14(i) or 3.14(l);

                         (e)     promptly notify the Buyer of any material
emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or in the operation of its properties, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in





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
any material respect of any representation or warranty contained herein;

                         (f)     not (i) issue any partnership or other
ownership interests or otherwise change its equity capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any partnership or other ownership interests,
(iii) increase any compensation or enter into or amend any employment or consulting agreement with any of its officers, directors or employees, except for normal increases made in the ordinary course of business and consistent with past practice, (iv) make any payments to any pension, retirement, profit sharing, bonus or similar plan, except payments made in the ordinary course of business consistent with past practice pursuant to the Benefit Plans described on Schedule 3.9 to the Pace Disclosure Letter, (v) directly or indirectly pay or agree to pay any bonus, profit sharing, severance or termination pay or other extraordinary compensation to any of its employees, except the payment of non-discretionary cash bonuses to officers, directors or employees pursuant to and consistent with existing plans or programs disclosed on Schedule 3.9 to the Pace Disclosure Letter, or (vi) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing Benefit Plan or Benefit Arrangement in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law;

                         (g)     not (i) declare, set aside or pay or make any
distribution or payment with respect to any partnership or other ownership interests or (ii) redeem, purchase or otherwise acquire any of its partnership or other ownership interests or any interest in the Companies or make any commitment for any such action;

                         (h)     not sell, lease, license or otherwise dispose
of any of its assets (including Intellectual Property) except for sales of inventory made in the ordinary course of business and except for sales of amounts of personal property which are not individually or in the aggregate material;

                         (i)     not purchase or otherwise acquire any assets
which are material, individually or in the aggregate, except in the ordinary course of business;

                         (j)     not mortgage or pledge any of its assets,
except for Permitted Liens;

                         (k)     not incur, guarantee or assume any debt or
other obligation for money borrowed;

                         (l)     not loan, advance funds or make an investment
in or capital contribution to any other person, other than advances to employees for ordinary business expenses;

                         (m)     not acquire all or a material portion of the
business or assets of another person or make any capital expenditures other than expenditures disclosed on Schedule 5.1 to the Pace Disclosure Letter;

                         (n)     not make or permit Holder to make any payment
to or enter in any agreement, arrangement or transaction with a

Related Party, and not make any bonus, compensation or other payment of any kind to (or on behalf of) any Related Party or any Pace Officer other than the payment of normal base compensation at rates not exceeding the rate of compensation disclosed on Schedule 3.20 to the Pace Disclosure Letter and reimbursement of and advances for ordinary business expenses made in the ordinary course of business;

                         (o)     not forgive or otherwise permit to be
discharged the approximately $32,727,000 of indebtedness (or any other indebtedness) owed by Holder to Pace, other than by the repayment of such indebtedness, at its par value, in cash;

                         (p)     not make, change or revoke any Tax election or
make any material agreement or settlement with any Governmental Body; and

                         (q)     not enter into an agreement to take any of the
actions specified in paragraphs (d) and (f) through (p) above prior to or after the Closing.

                 5.2 Filings; Other Action. Subject to the terms and conditions herein provided, the parties hereto shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated hereby (subject in each case to the reasonable review and comments of each other prior to filing); (b) use all reasonable efforts to cooperate with one another in (i) determining whether any other filings are required to be made prior to the Closing with, or consents, approvals, permits or authorizations are required to be obtained prior to the Closing from, governmental or regulatory authorities or third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations as are required; and (c) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. The parties hereto will use their respective reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the HSR Act or other antitrust laws. In the event a suit is instituted challenging the transactions contemplated hereby as violative of the HSR Act or other antitrust laws, the parties hereto will use their respective reasonable efforts to resist or resolve such suit. Moreover, the parties hereto will use their respective reasonable efforts to take such action as may be required (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the transactions contemplated hereby under the HSR Act or other antitrust laws or (b) by any federal or state court of the United States, in any suit challenging the transactions contemplated hereby as violative of the HSR Act or other antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the transactions contemplated hereby. Notwithstanding the foregoing or any other provision contained herein, in no event will the Buyer or its affiliates be required, as a condition to dissolving or eliminating any such injunction decree or order, or to resolve any objection that may be asserted with respect to the transactions contemplated hereby under the HSR Act or other antitrust laws, or in order to avoid the entry of or to effect the dissolution of, any injunction, temporary restraining order or other order, to pay damages, other than any incidental costs of litigation, or to accept any "hold-separate" order, agree to any divestiture or any limitation on the conduct by the Buyer or any of its affiliates of their respective businesses, or any other action which would have an adverse effect on the value to the Buyer of the transactions contemplated hereby. If, at any time after the Closing, any further action is necessary or desirable to carry out the purpose of this Agreement, the Buyer and Holder shall take all such necessary action.

                 5.3 Inspection of Records and Properties. From the date hereof to the Closing, Holder and Pace shall allow all designated officers, attorneys, accountants and other representatives (collectively, "Representatives") of the Buyer access at all reasonable times to the records and files, correspondence, audits and properties, officers, personnel, accountants' work papers, as well as to all other information relating to commitments, contracts, assets, titles and financial position, or otherwise pertaining to the business and affairs, of Pace or the Companies.

Without limiting the foregoing, the Buyer's Representatives shall be allowed access to the facilities and properties of Pace during regular business hours for the purpose of conducting an environmental audit (including environmental testing and sampling); provided that such activities shall be conducted in a manner which does not interfere with the normal operation of Pace's facilities. All information obtained by the Buyer and its Representatives shall be subject to the Confidentiality Agreement referred to in Section 8.4. From and after the Closing, Holder and Pace, on the one hand, and the Buyer, on the other hand, shall allow representatives of each other reasonable access during regular business hours to their respective books and records to the extent reasonably necessary in connection with the preparation of their respective Tax returns and to the extent otherwise reasonably requested by Holder or Pace, on the one hand, or the Buyer, on the other hand. All information obtained by Holder or Pace shall be subject to Section 5.9 hereof. Holder and Pace will assist and cooperate with the Buyer and its Representatives in conducting its review of the business, operations and properties of Pace, and shall furnish to the Buyer or its representatives such information concerning the business, operations and properties of Pace as the Buyer and its Representatives may reasonably request on reasonable notice during regular business hours. Holder and Pace also agree that the Buyer and its Representatives may conduct discussions with key customers, brokers, growers and others having important business relationships with Pace, and Holder and Pace agree to facilitate such discussions; provided that advance notice of such discussions will be provided to Pace and Pace representatives will be permitted to participate in such discussions. The Buyer may request its internal auditors and/or its independent public accountants to conduct an audit of the Financial Statements (the "Audit"). Holder and Pace will cooperate and cause Pace's independent public accountants to cooperate in the conduct of the Audit, including requiring Pace's independent accountants to provide copies of their work papers to the Buyer's auditors and accountants. No investigation or receipt of information or knowledge by or on behalf of the Buyer will diminish or obviate any of the representations, warranties or covenants of Holder or Pace contained in this Agreement, or the conditions to the Buyer's obligations contained in this Agreement.

                 5.4 Publicity. Without the prior consent of each of the parties hereto, no party shall make any public disclosure with respect to the transactions contemplated hereby, unless required by law (including requirements of stock exchanges and other similar regulatory bodies on which the Buyer's securities are listed). If any disclosure of the transactions contemplated hereby is required by law, the parties hereto shall consult with each other as early as practicable prior to such disclosure, and shall use reasonable efforts to agree upon the text of any disclosure, before issuing any press release or otherwise making public disclosure with respect thereto.

                 5.5 Further Action; Certain Consents. (a) Each party hereto shall, subject to the fulfillment at or before the Closing of each of the conditions of performance set forth herein or the waiver thereof, use its commercially reasonable efforts to perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby.

                         (b)     Notwithstanding anything herein to the
contrary, to the extent the assignment of any Asset to be assigned to the Buyer pursuant to the provisions hereof shall require the consent of any other party which shall not have been obtained prior to the Closing, this Agreement shall not constitute an agreement to transfer such Asset unless and until such consent is obtained. Pace shall use all commercially reasonable efforts to obtain such consent as soon as is possible. If any such consent is not obtained, Pace shall, at the Buyer's request, cooperate with the Buyer in any reasonable arrangement (including without limitation the appointment of the Buyer as attorney-in-fact for Pace) designed to provide for the Buyer the benefit of any such Asset, including using its reasonable efforts to enforce any and all rights of Pace with respect to such Asset; and pending receipt of such consent, such Asset shall be held by Pace in trust for the benefit of the Buyer and Pace shall immediately remit to the Buyer all money or other consideration received by it or its affiliates in respect of such Asset. When any such consent is obtained after the Closing, Pace shall transfer such Asset to the Buyer. So long as the Buyer is receiving the benefit of any such Asset, the Buyer shall, immediately following receipt of written evidence of payment by Pace, reimburse Pace for any payments made by Pace in accordance with the terms of any contract, agreement or instrument evidencing or relating to such Asset which is included in the Assets (other than any payment arising out of, resulting from or relating to a breach or default by Pace).

                 5.6 Expenses. Whether or not the transactions contemplated hereby are consummated and subject to Section 8.13, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if the transactions contemplated hereby are consummated, all professional, financial advisory or consulting fees and expenses incurred by Pace in connection with this Agreement, the Prior Agreement, the transactions contemplated hereby and thereby and any other proposed transaction for the direct or indirect sale of the business of Pace, including the fees, expenses and disbursements of Pace's counsel and accountants, shall be paid by Holder; and provided further that subject to
Section 1.4 and 8.13, all other such costs and expenses shall constitute Assumed Liabilities. Notwithstanding the foregoing, if the transactions contemplated hereby are consummated, all cost and expenses of Pace incurred in connection with the Pace Family Lawsuits shall be paid by Holder and any such costs and expenses paid by Pace prior to Closing will be reimbursed by Holder to Pace prior to the Closing.

                 5.7 Employee Matters. (a) As of the Closing Date, the employment of all of the Employees will terminate. Immediately thereafter, and subject to the other provisions of this Article

5, all Employees (other than former or retired employees of Pace) shall be offered employment by the Buyer effective as of the Closing Date (hereinafter referred to as "Buyer Employees"), at substantially the same salaries and wages and on substantially the same terms and conditions as those in effect immediately prior to the Closing Date. At the Closing, the Buyer shall assume and shall thereafter perform all obligations of Pace under all Benefit Plans and Benefit Arrangements and all agreements with Employees which relate to employment or compensation or benefits. Contemporaneous with the Closing, Pace shall transfer the sponsorship of the Qualified Plans to the Buyer. The Buyer and Pace shall use reasonable efforts to arrange for the assignment to and assumption by the Buyer of the insurance contracts underlying any health, life insurance, or disability insurance plans maintained by Pace that cover the Employees. Notwithstanding the foregoing or any other provision hereof, nothing in the Agreement shall limit the Buyer's right to (i) terminate the employment of any Buyer Employee at any time or (ii), subject to Section 5.7(b), modify the terms and conditions of employment of any Buyer Employee at any time, or to modify, amend or eliminate any of the Benefit Plans or Benefit Arrangements.

                         (b)     From and for a period of 12 months after the
Closing Date, the Buyer shall provide benefits to the Buyer Employees which in the aggregate are no less favorable, in terms of coverage and employee cost, than the benefits currently provided to the Employees under the Benefit Plans and Benefit

Arrangements (other than the EVSP). Holder agrees to make any payments that may be due under the EVSP, whether such payments are due before or after the Closing, to pay the employer portion of social security, medicare and other employment taxes due in connection with such payments, and to withhold from such payments all applicable income and employment taxes. If the Buyer chooses to include Buyer Employees in its benefit plans, the Buyer will grant all Buyer Employees who are actively employed on such date with the Buyer, or any of its affiliates, credit for all service with Pace and its affiliates and their respective predecessors prior to the Closing Date for all purposes for which such service is recognized under the Buyer's benefit plans and arrangements (provided that any benefits paid under the Buyer's employee benefit plans to the Buyer Employees shall be offset by any benefits paid under the Benefit Plans or Benefit Arrangements) and shall waive any pre-existing condition and actively-at-work exclusions and provide that any expenses incurred within the plan year on or before the Closing Date shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

                         (c)     As of the date of this Agreement, the Buyer
and each of the Pace Officers have entered into employment agreements.

                         (d)     On or prior to Closing, Pace intends to (i)
enter into severance agreements in the form of Exhibit 5.7A with each of the employees listed on Schedule 5.7, the maximum benefits under which are set forth on such Schedule; and

(ii) adopt a severance plan in the form of Exhibit 5.7B covering each of the employees listed on such Schedule 5.7, the maximum benefits under which are also set forth on such Schedule; (all such severance arrangements being collectively referred to as the "Severance Agreements"). Without limiting the generality of Section 5.7(a), the Buyer agrees that at the Closing it shall assume and shall thereafter fully perform the obligations of Pace under the Severance Agreements described in the preceding sentence.

                         (e)     The Buyer agrees that if the Closing occurs it
shall pay bonuses in respect of the 1994 fiscal year to all active employees pursuant to the bonus plans disclosed in Schedule 3.9 to the Pace Disclosure Letter (excluding the EVSP).

                         (f)     The Buyer agrees that Pace may forgive the
loans to officers of Pace that are set forth in Paragraph 2 of Schedule 5.7 to the Pace Disclosure Letter, subject to compliance by Pace with all applicable tax payment and withholding laws.

                         (g)     In addition to the benefits provided pursuant
to Section 5.7(b), the Buyer agrees that at the Closing it shall assume and continue for a period of 12 months after the Closing, in accordance with their terms in effect on November 25, 1994 and disclosed on Schedule 3.9 to the Pace Disclosure Letter, the split dollar life insurance agreements with the officers of Pace disclosed and marked with an asterisk on Schedule 3.9 to the Pace Disclosure Letter. Buyer may cancel the other split dollar life insurance agreements (and the underlying policies) disclosed on such Schedule.

                         (h)     On or prior to Closing, Holder shall cause
Pace to terminate the EVSP, effective as of the Closing, subject to the rights of the participants as set forth in the EVSP Disclosure Letter. On or prior to Closing, Holder shall secure from such participants, who are the only participants in the EVSP, written releases in form and substance reasonably satisfactory to the Buyer releasing Pace and the Buyer from all liabilities and obligations under the EVSP.

                 5.8 Non-Competition, Non-Solicitation. (a) In consideration of the benefits of this Agreement to Holder and Pace and in order to induce the Buyer to enter into this Agreement, Holder and Pace hereby covenant and agree that from and after the Closing and until the fifth anniversary of the Closing Date, neither Holder nor Pace shall, and Holder will cause his Related Parties (including the Companies) not to, directly, or indirectly, as a proprietor, partner, stockholder, director, executive, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any entity which engages anywhere in the Territory in the manufacture, distribution or sale of salsa, picante sauce or other tomato or pepper-based Mexican sauces or other Mexican foods; provided, however, that nothing herein shall prohibit Holder from owning not more than 3% of any class of securities of a publicly traded entity in any of the foregoing lines of business so long as Holder does not participate in any way in the management, operation or control of such entity; and provided further that nothing herein shall prohibit Holder from owning not more than a 10% interest in a "blind pool" investment fund, any of the portfolio companies of which is in any of the foregoing lines of business, so long as such investment fund is managed on a discretionary basis by an independent third party and was not formed for the purpose of making investments in entities engaged in the business of manufacturing and selling Mexican foods, and so long as Holder does not participate in any way in the management, operation or control of such portfolio company. For the purpose of this Agreement, "Territory" shall mean the United States of America, its territories and possessions, Canada, Mexico, and any other country in the world in which Pace has sold products.

                         (b)     From the date hereof until the third
anniversary of the Closing Date, Holder and Pace shall not, and Holder shall cause his Related Parties and representatives not to, without prior written approval of the Buyer, directly or indirectly, solicit for employment any current senior manager, general manager, sales or technical employee of Pace or any Buyer Employee performing any of the foregoing functions; provided, however, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 5.8(b) and (ii) Holder, his Related Parties and representatives shall not be prohibited from employing any such person who contacts Holder, his Related Parties and representatives on his or her own initiative and without any solicitation by Holder, his Related Parties and representatives.

                         (c)     Holder and Pace acknowledge that given the
nature of Pace's business the covenants contained in this Section 5.8 contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve for the benefit of the Buyer the goodwill of Pace's business and to protect the legitimate business interests of the Buyer. If, however, this Section 5.8 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court and in such action.

                 5.9 Confidentiality. From and after the Closing, Holder and Pace shall, and Holder shall cause his Related Parties and representatives to, keep confidential and not disclose to any other person or use for his or its own benefit or the benefit of any other person any trade secrets or other confidential proprietary information in his or their possession or control regarding Pace or its business and operations. The obligation of Holder and Pace under this Section shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, Holder shall notify the Buyer as early as reasonably practicable prior to disclosure to allow the Buyer to take appropriate measures to preserve the confidentiality of such information. Holder or Pace may have entered into certain confidentiality agreements (similar to the Confidentiality Agreement referred to in Section 8.4 hereof) with third parties regarding the possible sale of Pace or its business. Holder has previously requested that all such third parties return to Pace all confidential information provided to such parties by or on behalf of Holder or Pace or that such information be destroyed. At the Closing, Holder shall assign all of his rights in and to any such confidentiality agreements to the Buyer.

                 5.10 Tax Covenants. Holder shall, at its expense, cause to be prepared and duly and timely filed all Tax Returns with respect to Employment Taxes, Income Taxes and state, local or foreign income taxes required to be filed by or with respect to Pace. Pace and the Buyer shall follow the "Standard Procedure" specified in Rev. Proc. 84-77, 1984-2 C.B. 753, whereby each will be responsible for the reporting duties to employees with respect to its own payment of wages and compensation in connection with the business conducted with the Assets. The Buyer shall, at its expense, cause to be prepared and duly and timely filed (i) all Tax Returns (other than Tax Returns described in the first two sentences of this Section 5.10(a) and Tax Returns required to be filed on or before the Closing Date) required to be filed by or with respect to Pace for all taxable years and periods ending on or before, or including the Closing Date and (ii) all Tax Returns required to be filed by or with respect to the business conducted with the Assets for all taxable years and periods after the Closing Date. Holder and Pace shall be liable for, and shall indemnify and hold the Buyer Indemnified Group (as defined in Section 7.7) harmless against all Losses (as defined in Section 7.7) with respect to Taxes due or payable by (or with respect to) Pace or any of its predecessors which Taxes are attributable to the Pre-Closing Tax Period (as defined herein), including Taxes resulting from the transactions contemplated hereunder but excluding Taxes (other than Income Taxes and Employment Taxes) to the extent: (x) reflected as current liabilities on the October 29, 1994 balance sheet included in the Interim Financial Statements or (y) incurred on account of the ordinary operation of Pace's business during the period October 30, 1994 through the Closing Date; provided, however, that the obligation of Holder and Pace to indemnify Buyer Indemnified Group for Taxes other than Employment Taxes, Income Taxes and state, local and foreign income taxes (including interest and penalties on such taxes) (such non-income taxes, interest and penalties and non-Employment Taxes being referred to herein as "Non-Income Taxes") shall be
subject to the limitations contained in Section 7.10(a) hereof.   The Buyer
shall be liable for, and shall indemnify and hold Holder and Pace harmless against Losses with respect to Taxes due or payable by (or with respect to) the business conducted with the Assets which Taxes are attributable to the Post-Closing Tax Period (as defined herein) and Taxes (other than Income Taxes and Employment Taxes) due or payable by (or with respect to) Pace to the extent: (x) reflected as current liabilities on the October 29, 1994 balance sheet included in the Interim Financial Statements or
(y) incurred on account of the ordinary operation of Pace's business during the period October 30, 1994 through the Closing Date. For purposes of this
Agreement: (i) "Pre-Closing Tax Period" shall mean all taxable periods of Pace and its predecessors ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date; and (ii) "Post-Closing Tax Period" shall mean, with respect to the business conducted with the Assets, all taxable periods that begin after the Closing Date and the portion beginning after the Closing Date of any taxable period of Pace that includes (but does not end on) the Closing Date. Any Taxes with respect to the business conducted with the Assets for a taxable period that begins before the Closing Date and ends after the Closing Date shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period: (i) in the case of real and personal property Taxes (and other Taxes not measured or measurable, in whole or in part by reference to net or gross income or receipts, capital expenses or compensation expenses) on a per diem basis and (ii) in the case of other Taxes, as determined from the books and records of Pace as if a taxable period ended on the Closing Date.

                 5.11 Indebtedness. At or prior to the Closing, Holder shall repay in full in cash all outstanding indebtedness owing by Holder to Pace which indebtedness is approximately $32,727,000 on the date hereof.

                 5.12 Insurance. Pending Closing, Pace shall use commercially reasonable efforts, and Holder will cause Pace to use commercially reasonable efforts, to maintain in full force and effect all policies of insurance referred to in Section 3.16 or insurance policies comparable in coverage and amount to such policies.

                 5.13 Bank Debt. At or prior to Closing, Pace shall discharge in full all amounts owed under the Credit Agreements disclosed in paragraph (h) of Schedule 3.14 to the Pace Disclosure Letter (the "Bank Debt"). The Buyer understands that payment of the Bank Debt will be made out of working capital of Pace and neither Pace nor Holder shall have any obligation to the Buyer under Section 1.4 of this Agreement by reason of such payment.

                 5.14    Environmental Audit.

                         (a)     Prior to the date hereof, an environmental
consultant retained by the Buyer ("Buyer's Environmental Consultant") conducted a Phase I and Phase II environmental audit of the Retained Properties for the purpose of determining the existence of any Environmental Matters, noncompliance with Environmental Laws or other environmental conditions, including, but not limited to, the presence of any Hazardous Materials. Holder and Pace jointly and severally represent to the Buyer that to the knowledge of the Pace Officers the written information provided to Buyer's Environmental Consultant by Pace, its employees and agents was true and correct in all material respects.

                         (b)     Buyer's Environmental Consultant has provided
to the Buyer and Holder a written report setting forth any investigation and/or remediation activities required to bring the Retained Properties into compliance with the standards established by applicable Environmental Laws and any capital expenditures necessary to cure any noncompliance with standards established by applicable Environmental Laws.

                         (c)     If the Closing occurs, Holder shall have no
further obligation to the Buyer under this Agreement with respect to environmental conditions at the Retained Properties, except for breaches of the representations and warranties set forth in Section 3.19 and the last sentence of 5.14(a).

                 5.15 Insurance. With respect to any loss, liability or damage arising out of, resulting from or relating to the ownership or conduct of the business of Pace prior to the Closing, for which Pace would be entitled to assert, or cause any other person to assert, a claim for recovery under any policy of insurance or other indemnity agreement maintained by or for the benefit of Pace ("Insurance"), which Insurance has not been assigned to the Buyer pursuant to Section 1.1 hereof, then, notwithstanding Section 1.3 hereof, Pace shall be deemed, solely for the purpose of asserting claims for insurance or indemnification pursuant to this Section 5.15, to have retained





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
liability for such loss, liability or damage to the extent of the available limits of the applicable Insurance, and Pace shall assert, or cause to be asserted, one or more claims under such Insurance covering such loss, liability or damage. Pace shall, at the Buyer's request and expense, cooperate with the Buyer and take such actions reasonably designed to provide for the Buyer the benefit of such Insurance. Pace shall, promptly upon receipt of any insurance or indemnification proceeds in respect of such loss, liability or damage, remit to the Buyer the amount of such proceeds, less any deductible or reimbursable amount owing by Pace to the insurer or indemnitor pursuant to the applicable Insurance and less any expenses or retrospective premium adjustment incurred by Pace in respect thereof. After the Closing, Pace shall not terminate any insurance coverage or indemnification in favor of Pace in respect of pre-Closing events.

                 5.16 Name Change. On or prior to the Closing Date, Pace shall amend its name so as not to include the name "Pace" or any derivation thereof.

                                   ARTICLE 6
                                   CONDITIONS

                 6.1 Conditions to Each Party's Obligation to Effect the Transactions Contemplated Hereby. The respective obligation of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:





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
                         (a)     The waiting period applicable to the
consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and all other consents or approvals of all governmental departments, agencies, authorities and commissions which are required by applicable law to be obtained prior to consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect.

                         (b)     Neither of the parties hereto shall be subject
to any order or injunction of a court of competent jurisdiction or other administrative agency which prohibits the consummation of the transactions contemplated by this Agreement or which would limit or adversely affect in any material respect the Buyer's ownership of the Assets, and there shall not have been threatened, nor shall there be pending, any action, suit or proceeding by a third party alleging that this Agreement or consummation of the transactions contemplated by this Agreement tortiously interferes or will tortiously interfere with a contractual right of such third party, and it is reasonably possible that such third party will prevail in such action, suit or proceeding.

                 6.2 Conditions to Obligation of Pace and Holder to Effect the Transactions Contemplated Hereby. The obligations of Pace and Holder to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following condition:





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
                         (a)     The Buyer shall have performed in all material
respects its agreements contained in this Agreement required to be performed on or prior to the Closing and the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing, and Holder shall have received a certificate of the President or a Vice President of the Buyer, dated the Closing Date, certifying to such effect.

                 6.3 Conditions to Obligation of the Buyer to Effect the Transactions Contemplated Hereby. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

                         (a)     Holder and Pace shall have performed in all
material respects their agreements contained in this Agreement required to be performed on or prior to the Closing.

                         (b)     The representations and warranties of Holder
and Pace contained in this Agreement shall be true and correct on and as of the date when made and on and as of the Closing with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing, except for such representations or warranties of Holder and Pace which are expressly made as of a specified date, which shall be true and correct as of the specified date.





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
                         (c)     The Buyer shall have received a certificate of
Holder and Pace, dated the Closing Date, certifying to the effects set forth in
Section 6.3(a) and 6.3(b).

                         (d)     The Buyer shall have received from Fried,
Frank, Harris, Shriver & Jacobson and from Fulbright & Jaworski, L.L.P., counsel to Holder and Pace, legal opinions, dated the Closing Date, in form and substance satisfactory to the Buyer, to the effects set forth in Section 3.2(a) and 3.2(c) hereof.

                         (e)     Holder shall have repaid in full in cash all
outstanding indebtedness owing by Holder to Pace and Pace shall have repaid in full the Bank Debt.

                         (f)     Pace's market share of the Mexican sauce
category for the 12-week and 52-week periods ending November 27, 1994, as reported by Information Resources, Inc., shall have been at least 27.2% and 26.8%, respectively.

                         (g)     The Buyer shall have received the releases
referred to in Section 5.7(h).

                         (h)     All of the consents of third persons necessary
to effectuate the valid assignment to the Buyer of the contracts, agreements, permits (including Environmental Permits) and licenses to which Pace is a party or by which it or its assets are bound or affected, including without limitation, the Third Party Consents, shall have been obtained in a form reasonably satisfactory to the Buyer, without any diminution in the value of the Assets.





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

                                   ARTICLE 7
                          TERMINATION; INDEMNIFICATION

                 7.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the mutual consent of the Buyer and Holder.

                 7.2 Termination by Either the Buyer or Holder. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Buyer or Holder if (a) the Closing shall not have occurred by March 31, 1995, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all efforts required by this Agreement to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

                 7.3 Termination by Holder. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Holder, if (a) there has been a breach by the Buyer of any representation or warranty contained in this Agreement which, individually or in the aggregate with other such breaches, would have a Buyer Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Buyer, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Holder to the Buyer.

                 7.4 Termination by the Buyer. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the Buyer if (a) there has been a breach by Holder or Pace of any representation or warranty contained in this Agreement which would have a Pace Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Holder or Pace, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Buyer to Holder.

                 7.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this
Section 7.5 and Sections 5.4, 5.6, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10,
8.11





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
and 8.14 and the Confidentiality Agreement referred to in Section 8.4. Moreover, in the event of termination of this Agreement pursuant to Section 7.3 or 7.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                 7.6 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.

                 7.7     Indemnification by Holder and Pace.  Subject to
Section 7.10 hereof, Holder and Pace hereby agree, jointly and severally, to indemnify, defend and hold harmless the Buyer, any subsidiary or affiliate of the Buyer, and their respective directors, officers, partners, employees, agents, representatives and shareholders (together the "Buyer Indemnified Group"), from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, damages (including any penalty or punitive damages), amounts paid in settlement, interests,





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
costs (including Environmental Costs) and expenses (including reasonable attorneys' fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending any of the foregoing or in enforcing rights hereunder) (collectively, the "Losses") as and when incurred or suffered by any member of the Buyer Indemnified Group by reason of or in connection with or arising out of or relating to:

                         (a)     any misrepresentation or breach of any
representation or warranty made by Holder or Pace in this Agreement or in any certificate furnished or to be furnished to the Buyer pursuant hereto (for purposes of determining whether there has been any such misrepresentation or breach of a representation or warranty and for purposes of calculating the amount of Losses arising therefrom, the representations and warranties of Holder and Pace (including the certificate contemplated by Section 6.3(c), but excluding the representations contained in the fifth, sixth, seventh and eighth sentences of Section 3.5(a), the first sentence of Section 3.5(b), the first and second sentences and clause (i) of the third sentence of Section 3.5(c), the first sentence of Section 3.5(d), the first sentence of Section 3.7, the last sentence of Section 3.9(j), clause (2) in the second sentence of Section 3.13, clause (m) and (n) of the first sentence of Section 3.14, the last sentence of Section 3.18, clause (ix) of Section 3.19(b) and in Section 3.25) shall be deemed not to be qualified by any concept of "material," "materiality," "Pace Material Adverse Effect" or similar qualification);





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
                         (b)     any failure to comply with any covenant made
by Holder or Pace in this Agreement or in any other agreement furnished or to be furnished to the Buyer pursuant hereto or in connection with the transactions contemplated hereby;

                         (c)     the Excluded Assets and the Retained
Liabilities; and

                         (d)     the Pace Family Lawsuits, any of the matters
which are or become the subject matter of the Pace Family Lawsuits, any other claims by any relative of Amos Gideon Pace or of David Pace or any of their respective affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) that they have any interest in Pace, its business or any of its tangible or intangible assets, including without limitation recipes, manufacturing and preservation processes and other Intellectual Property, including the tradename and trademark "Pace" as it was or could have been used by Pace and its predecessors in the conduct of its business prior to the Closing, or are entitled to any compensation from Pace or the Buyer for the use by Pace or the Buyer of any such assets; or the failure by Pace to own or have the right to use, free and clear of all Liens (including free of any obligation to pay any consideration for the continued use of), the recipes, preservation and manufacturing processes and the Pace tradename and trademark used in its business.

                 7.8 Buyer's Indemnification. The Buyer agrees to indemnify, defend and hold harmless Holder and Pace from and against any and all Losses incurred or suffered by Holder or Pace





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
by reason of or in connection with or arising out of or relating to:

                         (a)     any misrepresentation or breach of any
representation or warranty made by the Buyer in this Agreement or in any certificate furnished or to be furnished to Holder pursuant hereto;

                         (b)     any failure to comply with any covenant made
by the Buyer in this Agreement or in any other agreement furnished or to be furnished to Holder or Pace pursuant hereto or in connection with the transactions contemplated hereby; and

                         (c)     the Assumed Liabilities.

                 7.9 General Third Party Claim Indemnification Procedures. Except as provided in Section 7.11:

                         (a)     A party seeking indemnification pursuant to
this Agreement (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by a third party which is not an affiliate of any party hereto in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.





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
                         (b)     The Indemnifying Party shall have the right,
exercisable by written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the defense of such Third Party Claim by the Indemnifying Party will not have a material adverse non-monetary effect on the Indemnified Party; and (ii) the Indemnifying Party has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result (the conditions set forth in clauses (i) and (ii) are collectively referred to as the "Litigation Conditions") and (iii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim; provided that if such Third Party Claim seeks both monetary and equitable relief the Indemnified Party and the Indemnifying Party shall cooperate in the defense of such Third Party Claim and, to the extent possible, the Indemnified Party shall have the right to control the defense of the Third Party Claim with respect to all matters pertaining to equitable relief and the Indemnifying Party shall have the right, subject to the satisfaction of the Litigation Conditions, to control the defense of the Third Party Claim with respect to all other matters. If the Indemnifying

Party does not assume the defense of such Third Party Claim in accordance with this Section 7.9, the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 7.9, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

                         (c)     The Indemnifying Party or the Indemnified
Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.

                         (d)     The Indemnifying Party, if it shall have
assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, or which grants any injunctive or equitable relief. The Indemnified Party shall have the right to settle any Third Party

Claim, the defense of which has not been assumed by the Indemnifying Party, with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The written consent by an Indemnifying Party to the settlement by the Indemnified Party of any Third Party Claim as set forth in the preceding sentence shall not constitute an admission by the Indemnifying Party that it is obligated to indemnify the Indemnified Party in respect of the subject matter of such Third Party Claim.

                         (e)     Amounts payable in respect of indemnification
obligations of the parties shall be treated as an adjustment to the Purchase Price. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

                 7.10    Deductible; Limits on Certain Indemnification.

                         (a)     Subject to Section 7.10(c) and Section 8.13
hereof, the Buyer shall not be entitled to be indemnified for Losses under the terms of Section 7.7 (a) or with respect to Non-Income Taxes unless the aggregate amount of such Losses exceeds Twelve Million Five Hundred Thousand Dollars ($12,500,000) and then only to the extent of such excess. Subject to
Section 7.10(c) and Section 8.13, the maximum aggregate liability of Holder and Pace to the Buyer for claims made under Section 7.7(a)





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
and with respect to Non-Income Taxes shall not exceed $125,000,000.

                         (b)     Subject to 7.10(c) hereof, no action or claim
for indemnification under Section 7.7(a) for breaches of representations or warranties shall be brought or made after two years after the Closing Date, except that such time limitation shall not apply to (i) claims for misrepresentations or breaches of warranties relating to Taxes, which may be asserted until the running of the applicable statute of limitations with respect to the taxable period to which the particular claim relates, (ii) claims for misrepresentations or breaches of warranties relating to Section
3.19 (Environmental Matters), which may be asserted until seven (7) years after the Closing Date and (iii) any claims which have been the subject of a written notice from the Buyer to Holder prior to the expiration of the relevant period, which notice specifies in reasonable detail the nature of the claim.

                         (c)     Notwithstanding anything to the contrary in
this Section 7.10, no limitation or condition of liability provided in this
Section 7.10 shall apply to Holder or Pace for claims for Losses based on a breach by Holder or Pace of the representations contained in, or the certificate to be delivered pursuant to Section 6.3(c) insofar as it relates to, Sections 3.2 (Authorization), 3.3(b) (Ownership and Predecessors), 3.4 (No Violation) (clause (v) only), 3.7 (Absence of Certain Changes) (clause (i) and
(x) of the second sentence, the fifth sentence





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and clause (ii) and (iii) of the last sentence only), 3.11 (Brokers) or 3.17
(Related Party Transactions) hereof.

                         (d)     In calculating the amount of Losses hereunder,
there shall be taken into account (a) the present value of any income tax benefits received by the Indemnified Party from making the payment which gave rise to such Losses and (b) the present value of any income tax cost to the Indemnified Party resulting from the receipt of any indemnification payment hereunder or Net Insurance Proceeds (as defined below). For purposes of this paragraph, income tax benefits and costs shall be based on the federal income tax rate and the blended effective state and local income tax rate (net of the federal income tax deduction therefor) applicable to Indemnified Party at the time a Loss is incurred or at the time an indemnification payment is received, and such benefits and costs shall be discounted to present value using a discount rate of 5% per annum. For purposes of this Article 7, any insurance proceeds actually received by an Indemnified Party (net of all costs and expenses incurred by or on behalf of the Indemnified Party in connection with the receipt of such insurance proceeds, including, without limitation, fees and disbursements of counsel and any premium adjustments (whether retrospective or prospective) arising out of or relating to the receipt of such insurance proceeds (the "Net Insurance Proceeds") shall be taken into account in determining the amount of Losses incurred by an Indemnified Party; it being understood that if any insurance proceeds are received by an Indemnified Party with respect to any matter for which such Indemnified Party has incurred Losses for which such Indemnified Party was previously indemnified by an Indemnifying Party, the Indemnified Party shall promptly remit to the Indemnifying Party the amount by which the sum of the indemnification amount paid previously by the Indemnifying Party in respect of such Losses plus the Net Insurance Proceeds in respect of such Losses exceeds the amount of such Losses (but in no event shall the Indemnified Party be obligated to remit any amount in excess of the indemnification payments received by the Indemnified Party in respect of such Losses). Each Indemnified Party will use commercially reasonable efforts to make an insurance claim under any policy of insurance which provides coverage in respect of Losses for which such Indemnified Party is seeking or has obtained indemnification from an Indemnified Party; provided that such Indemnified Party need not use such efforts if in its reasonable judgment it could be materially disadvantaged thereby.

                 7.11 Pace Family Lawsuits Indemnification Procedures. Notwithstanding the provisions of Section 7.9 hereof, with respect to any Third Party Claim described in Section 7.7(d), including the Pace Family Lawsuits:

                         (a)     Holder shall assume and control the defense of
such Third Party Claim, provided that, and for so long as, Holder has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result therefrom; and provided further that (i) if the Third Party Claim seeks both monetary and equitable relief against any member of the Buyer Indemnified Group, Holder and the Buyer shall cooperate in defense of such Third Party Claim and, to the extent possible, the Buyer shall have the right to conduct and control the defense of the Third Party Claim with respect to all matters pertaining to equitable relief against any member of the Buyer Indemnified Group, and Holder shall have the right to conduct and control the defense of the Third Party Claim with respect to all other matters; (ii) if the Third Party Claim seeks equitable relief against only Pace and/or Holder (and not against any member of the Buyer Indemnified Group) or seeks solely monetary relief, Holder shall conduct and control the defense of such Third Party Claim; and (iii) Holder shall not, without the prior written consent of the Buyer, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Buyer a complete release from all liability in respect of such Third Party Claim, or which grants any injunction or equitable relief against any member of the Buyer Indemnified Group. At the written request of the Holder, the Buyer agrees to consent to the settlement of, or to the entry of a judgment arising from, any such Third Party Claim, provided that (i) the Buyer is given an unconditional complete release by the plaintiff or claimant from any and all liability in respect of such Third Party Claim and that (ii) no member of the Buyer Indemnified Group is subjected to any equitable relief or is otherwise required to take, or forbear to take, any action pursuant to such judgment or settlement.





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
                         (b)     The Buyer shall have the right to participate
fully in the defense of any such Third Party Claim (even if such Third Party Claim does not seek equitable relief), with counsel of its choosing, and Holder shall pay all of the Buyer's legal expenses incurred in connection with the defense thereof, including the fees and disbursements of such counsel, when and as such expenses are incurred. Holder shall agree with such counsel to pay such fees and disbursements directly to such counsel upon submission to Holder of such counsel's statement therefor. The Buyer agrees that (i) prior to the selection by the Buyer of its counsel in such Third Party Claim, Buyer shall consult with Pace's counsel with respect thereto; (ii) it shall instruct its counsel to provide Holder with reasonable documentation supporting such counsel's bills; and (iii) it will monitor the activities of its counsel in substantially the same manner as it monitors counsel in other litigation matters, except for invoice reviews. Holder and the Buyer each agree to instruct their respective counsel in such Third Party Claim to consult with each other so as to attempt to avoid unnecessary duplication of effort. Holder agrees that Buyer's failure to comply with its obligations in the prior two sentences shall not affect Holder's indemnification obligations hereunder except with respect to Holder's obligations to pay Buyer's legal expenses pursuant to the first sentence of this Section 7.11(b), and then only to the extent such legal expenses are in excess of what they would have been had the Buyer complied with such obligations.





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                                   ARTICLE 8
                               GENERAL PROVISIONS

                 8.1 Survival of Representations and Warranties. Unless this Agreement is terminated pursuant to Article 7, the representations and warranties and covenants made in this Agreement shall survive the Closing, subject to Section 7.10.

                 8.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with confirmation postmarked on the same day) or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Holder or Pace:                  If to the Buyer:

Christopher Goldsbury, Jr.             Campbell Soup Company
207 Zambrano                           Campbell Place
San Antonio, Texas  78209              Camden, NJ  08103
                                       Attention:  General Counsel
                                       Facsimile:  (609) 342-5216

With a copy to:                        With a copy to:

Arthur Fleischer, Jr., P.C.            Campbell Soup Company
Fried, Frank, Harris                   Campbell Place
  Shriver & Jacobson                   Camden, New Jersey  08103
One New York Plaza                     Attention:  Corporate Secretary
New York, NY  10004

Facsimile:  (212) 747-1526             Facsimile:  (609) 342-3936

or to such address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

                 8.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that following Closing the Buyer may assign all or any part of its rights hereunder and under any other document delivered pursuant hereto or executed in connection herewith to any successor to all or substantially all the business of Pace; and provided further that the Buyer may assign any of its rights and obligations hereunder to any direct or indirect subsidiary of the Buyer, provided that no such assignment shall relieve the Buyer of its obligations hereunder; and provided further that at the request of the Buyer, the rights and obligations of Pace under any contract or other agreement of Pace constituting an Asset shall be instead assigned to and assumed by any direct or indirect subsidiary of the Buyer. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement (including the provisions of Section 5.7) express or implied, is intended to confer on or give any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights remedies, obligations or liabilities under or by reason of this Agreement.

                 8.4 Entire Agreement. This Agreement, the Pace Disclosure Letter, the EVSP Disclosure Letter and the Confidentiality Agreement dated September 1994 between Pace and the Buyer constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto, including the Prior Agreement. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. All representations contained in this Agreement (including, without limitation, those contained in the Pace Disclosure Letter and the EVSP Disclosure Letter) or any certificate delivered pursuant hereto shall constitute representations and warranties hereunder of the party delivering the same and shall be deemed incorporated and contained in this Agreement.

                 8.5 Amendment. This Agreement may be amended by the parties hereto, but only by an instrument in writing signed by or on behalf of each of the parties hereto.

                 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

                 8.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.





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                 8.8     Headings.  Headings of the Articles and Sections of
this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                 8.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                 8.10 Waivers. No action taken pursuant to this Agreement including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                 8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability





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of any of the terms or provisions of this Agreement in any other jurisdiction.
If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                 8.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

                 8.13 Transfer Taxes. Notwithstanding any other provision hereof to the contrary, all recording, transfer, sales, documentary stamp transfer taxes, and similar taxes, charges and assessments resulting or arising from the transactions contemplated hereby shall be paid by Holder.

                 8.14 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any court located in the State of Delaware, for purposes of any action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby and agrees not to bring suit in any court which is not located in the State of Delaware or to raise any objection in any court located in the State of Delaware to the laying or maintaining of the venue of any such action, suit or proceeding in such court; provided that if the Delaware courts





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refuse to exercise jurisdiction over any such action, suit or proceeding, each party agrees that such action, suit or proceeding shall be brought in any court located in the State of New York and hereby submits to the jurisdiction of any such court for such purpose; and provided further that if neither the Delaware courts nor the New York courts exercise jurisdiction over any such action, suit or proceeding, each party agrees that such action, suit or proceeding may be brought in a court located in any state of the United States having personal and subject matter jurisdiction, other than Pennsylvania, New Jersey, Texas or Oklahoma. Holder hereby irrevocably designates, appoints and empowers each of Arthur Fleischer, Jr. and Fried, Frank, Harris, Shriver & Jacobson as his true and lawful agent and attorney-in-fact in his name, place and stead to receive and accept on his behalf service of process in any action, suit or proceeding in Delaware or New York with respect to any matters as to which he has submitted to jurisdiction as set forth in the immediately preceding sentence. Each party waives any right it may have to have a jury decide any action, suit or other proceeding arising out of this Agreement or any transaction contemplated hereby. In any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby, the judge or other decision-maker shall determine which party is the prevailing party, and the extent to which such party has prevailed, based on the nature of the claims asserted, the nature of the response to such claims, and the results obtained. The non-prevailing party shall reimburse the prevailing party for the attorneys' fees and costs





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incurred in and related to the proceedings to the extent to which the prevailing party has prevailed.

                 8.15 Post Closing Use of Colorado Facility. During 1995, Holder and Pace shall permit the Buyer, at no cost to the Buyer, to use the Colorado Facility for business related purposes for up to 20 days. The days of such use shall include February 25, 1995 to and including February 28, 1995 and such other days as may be requested by the Buyer on reasonable advance notice.

                 8.16 Bulk Sales Laws. The Buyer hereby waives compliance by Holder and Pace with the provisions of any so- called bulk sales or bulk transfer law in any jurisdiction in connection with the transactions contemplated hereby, provided that Holder and Pace shall jointly and severally indemnify the Buyer Indemnified Group against any Losses in connection with or arising out of or relating to the failure of Holder or Pace to comply with such laws.

                 8.17 Further Assurances. At any time or from time to time after the Closing, each party shall, at the request of the other party, execute and deliver any further instrument or document and take all such further action as the requesting party may reasonably request in order to evidence the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, from time to time following the Closing, Pace shall execute and deliver, or cause to be executed and delivered, to the Buyer such additional instruments of conveyance and transfer as the Buyer may reasonably request or as may be otherwise necessary to more effectively convey or transfer





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to, and vest in, the Buyer and put the Buyer in possession of, any part of the
Assets. If following Closing Pace receives the proceeds of any Asset, including any accounts receivable, Pace shall promptly remit such proceeds to the Buyer.

                 8.18 Prior Agreement. Pursuant to Section 9.1 of the Prior Agreement, the Buyer and Holder hereby consent to the termination of the Prior Agreement.

                 IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                                 CAMPBELL SOUP COMPANY

                                                 By: /s/ Ralph A. Harris
                                                    ---------------------------
                                                    Name: Ralph A. Harris
                                                    Title: Vice President - Corporate Development


                                                 PACE FOODS, LTD.

                                                 By C.A.G. MANAGEMENT, INC.,
                                                   its general partner


                                                 By: /s/ Christopher Goldsbury, Jr.
                                                    ----------------------------
                                                    Name: Christopher Goldsbury, Jr.
                                                    Title: Chief Executive Officer
                                                 /s/ Christopher Goldsbury, Jr.
                                                 -------------------------------
                                                 Christopher Goldsbury, Jr.,
                                                 individually




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